EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Calvert Social Investment Fund:

We consent to the use of our report, incorporated herein by reference, dated November 23, 2016, with respect to the financial statements of Calvert Balanced Portfolio, Calvert Bond Portfolio, Calvert Equity Portfolio, Calvert Conservative Allocation Fund, Calvert Moderate Allocation Fund, and Calvert Aggressive Allocation Fund, each a series of Calvert Social Investment Fund, as of September 30, 2016, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodian" in the Statements of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 25, 2017